Exhibit 4.8
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No. W — 4	Number of Shares — 7,500
Date of Issuance: July 22, 2009	(subject to adjustment)
WARRANT TO PURCHASE
COMMON STOCK OF
CUMBERLAND PHARMACEUTICALS, INC.
(Void after July 22, 2019)
     THIS WARRANT TO PURCHASE COMMON STOCK OF CUMBERLAND PHARMACEUTICALS, INC. (the “Warrant”) is issued as of July 22, 2009, by CUMBERLAND PHARMACEUTICALS, INC., a Tennessee corporation, having a place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 (the “Company”), to BANK OF AMERICA, N.A., a national banking association, having a place of business at 414 Union Street, Nashville, Tennessee 37219 (the “Bank”; the Bank and any subsequent assignee or transferee hereof are hereinafter referred to collectively as the “Holder”).
AGREEMENT:
     For and in consideration of the Bank making available to the Company (i) a revolving credit facility in the maximum principal amount of Four Million and No/100ths Dollars ($4,000,000.00) (the “Line of Credit”) and (ii) a term loan facility in the original principal amount of Eighteen Million and No/100ths Dollars ($18,000,000) (the “Term Loan” and together with the “Line of Credit”, the “Loans”) pursuant to the terms of (i) a Seventh Amended and Restated Promissory Note of even date herewith in the principal amount of the Line of Credit, made and executed by the Company, payable to the order of the Bank (together with any and all extensions, modifications, replacements and renewals thereof, the “Line of Credit Note”), (ii) a Second Amended and Restated Term Promissory Note of even date herewith in the principal amount of the Term Loan, made and executed by the Company, payable to the order of the Bank (together with any and all extensions, modifications, replacements and renewals thereof, the “Term Note”; and together with the Line of Credit Note, the “Notes”) and (iii) a Fourth Amended and Restated Loan Agreement of even date herewith, by and between the Bank and the Company (as amended, modified, supplemented, restated or replaced from time to time, the “Loan Agreement”; any capitalized terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to the Holder the right to purchase from the Company at a per share price equal to $17.00 (the “Exercise Price”), 7,500 shares of the Company’s common stock, $0 par value per share (the “Common Stock”), at any time or from time to time, from July 22, 2009 up to and including 5:00 p.m. (Central time) on July 22, 2019 (the “Expiration Date”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Notice of Exercise attached hereto as Exhibit A, duly completed and signed and, if applicable, upon payment in cash or by check acceptable to the Company of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.
     This Warrant is subject to the following terms and conditions:
     1. Exercise; Issuance of Certificates; Payment for Shares.
          1.1 General. This Warrant is exercisable at the option of the Holder, at any time or from time to time, from the date of the issuance of this Warrant up to the Expiration Date, for all or any part of the shares of Common Stock (but not for a fraction of a share) that may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered to the Company, properly endorsed, the completed, executed Form of Subscription shall have been delivered and any required payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all of the shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder and shall be registered in the name of such Holder.
          1.2 Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of the Company’s Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)

A
          Where X = the number of shares of Common Stock to be issued to the Holder

     Y = the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
     A = the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)
     B = Exercise Price (as adjusted to the date of such calculation)
     The “Fair Market Value” of a share of Common Stock as of a particular date shall mean: (a) if there is an active public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing prices of the Common Stock of the Company over the five (5) trading days ending immediately prior to the applicable date of valuation if traded on a securities exchange or the Nasdaq National Market; or, if actively traded over-the-counter, the average of the closing bid prices over the 30-day period ending immediately prior to the applicable date of valuation, whichever is applicable; or (b) if there is no active public market for the Company’s Common Stock at the time of such exercise, the Fair Market Value shall be the value thereof as determined in good faith by the board of directors of the Company (the “Determination”), The board of directors shall provide to the Holder a written notice of the Determination which notice shall set forth supporting data in respect of such calculation (the “Determination Notice”). Holder shall have 10 days following receipt of the Determination Notice within which to deliver to the Company a written notice of an objection, if any, to the Determination. The failure by Holder to deliver such notice within such 10-day period shall constitute the Holder’s acceptance of the Determination as conclusive. In the event of the timely delivery by Holder of its objection notice, the Company and the.Holder shall attempt in good faith to arrive at an agreement with respect to the Fair Market Value of a share of Common Stock of the Company, which agreement shall be set forth in writing within 15 days following delivery of such objection notice by Holder. If the Company and the Holder are unable to reach an agreement within such 15-day period, the matter shall be promptly referred for determination to a regionally or nationally recognized investment banking or valuation firm (the “Valuer”) reasonably acceptable to the Company and the Holder. The Company and the Holder will cooperate with each other in good faith to select such Valuer. The Valuer may select the Determination or may select any other number or value. The Valuer’s selection will be furnished to the Company and the Holder in writing and be conclusive and binding upon the parties and shall not be subject to collateral attack. The fees and expenses of the Valuer shall be borne by the Company unless the Valuer’s determination of Fair Market Value per share of the Company’s Common Stock is within 10% of the Determination, in which case the Valuer’s fees and expenses shall be borne by the Holder,
Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.
     2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Exercise Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s charter, as amended.
     3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment to the Exercise Price, the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.
          3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.
          3.2 Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Common Stock shall have received or become entitled to receive, without further payment therefor,
               (a) Common Stock or any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,
               (b) any cash paid or payable otherwise than as a cash dividend, or
               (c) Common Stock or additional stock or other securities or property

(including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) that Holder would hold on the date of such exercise had Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.
          3.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another company, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder thereafter shall have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such Organic Change unless, prior to the consummation thereof, the successor company (if other than the Company) resulting from such consolidation or the company purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holder, executed and mailed or delivered to the registered Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.
          3.4 Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder, upon exercise for the same aggregate Exercise Price, the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such Common Stock until after the event requiring adjustment.

     4. Issue Tax. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.
     5. Closing of Books. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.
     6. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. Except as set forth in Section 3.2 hereof, no dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised, No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.
     7. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder and of the holder of shares of Common Stock (or other shares of stock, securities or assets) issued upon exercise of this Warrant shall survive the exercise of this Warrant.
     8. Amendments.
               (a) Any term of this Warrant may be amended with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 8 shall be binding upon the existing and each future holder and the Company.
               (b) No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
     9. Notices.
               (a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 3 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder.

               (b) In case:
     (i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
     (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another company, or any conveyance of all or substantially all of the assets of the Company to another company, or
     (iii) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the ease may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to he fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 15 days prior to the date therein specified.
               (c) Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other. Any notice, request or other document required or permitted to be given or delivered pursuant to this Warrant shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
     11. Binding Effect on Successors. This Warrant shall be binding upon any company succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. This Warrant and all rights hereunder may be transferred or assigned, in whole or in part, to any person or business entity upon surrender of this Warrant at the principal office of the Company, accompanied by an Assignment Form attached hereto as Exhibit B, duly completed and signed. Upon surrender of this Warrant and receipt of the Assignment Form, the Company, at its expense, shall issue to or on the order of the new Holder a new warrant or warrants of like tenor in accordance with the Assignment Form.
     12. Descriptive Headings. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant,
     13. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Tennessee.
     14. Replacement Warrants. The Company represents and warrants to the Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.
     15. Fractional Shares, No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock.
     16. Equity Participation. This Warrant and the rights of the Holder hereunder are intended to constitute an “equity participation” for purposes of Title 47, Chapter 24, Tennessee Code Annotated, and the consideration or value received by the Holder in respect of this Warrant shall not be deemed to be interest, loan charges, commitment fees or brokerage commissions for purposes of Title 47, Chapter 14, Tennessee Code Annotated.
     17. No Novation. This Warrant does not constitute a discharge or novation of any warrant existing prior to this Warrant, including, without limitation, that certain Warrant to Purchase Common Stock of Cumberland Pharmaceuticals, Inc. (W-1) dated as of October 21, 2003, and that certain Warrant to Purchase Common Stock of Cumberland Pharmaceuticals, Inc. (W-3) dated as of April 6, 2006, and such documents shall continue in full force and effect, shall be fully binding upon the Company, and all rights hereunder shall be cumulative in effect with such documents.
(The balance of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized, as of the date first above written.

CUMBERLAND PHARMACEUTICALS, INC.
By:	/s/ David L. Lowrance
	Name:	David L. Lowrance
	Title:	CFO

Warrant (W-4) Signature Page

EXHIBIT A
NOTICE OF EXERCISE
To: Cumberland Pharmaceuticals, Inc.
     ☐ The undersigned hereby elects to exercise the attached Warrant and to purchase thereunder                      shares of Common Stock at a purchase price of                      Dollars ($___) per Share or an aggregate purchase price of                      Dollars ($___). Pursuant to the terms of the Warrant, the undersigned has delivered the purchase price herewith in full.
     ☐ The undersigned hereby elects to convert                      percent (%___) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.
     Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)
     Please issue a new Warrant for the unexercised portion of the attached Warrant, if applicable, in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

(Signature)
(Date)

EXHIBIT B
ASSIGNMENT FORM
     FOR VALUE RECEIVED, the undersigned registered owner of the attached Warrant hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of the security covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

(Date)	(Signature)